                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                HALART, L.L.C.,
                            HALART (DELAWARE), INC.
                                      AND
                             TRAK AUTO CORPORATION

                           --------------------------

                           Dated as of March 11, 1999

                           --------------------------

                                   ARTICLE I

                                  DEFINITIONS

Section 1.1  Agreement.................................................2
Section 1.2  Cash and Cash Equivalents.................................2
Section 1.3  Class Actions.............................................2
Section 1.4  Certificates..............................................2
Section 1.5  Closing; Closing Date.....................................2
Section 1.6  Code......................................................2
Section 1.7  Confidentiality Agreement.................................3
Section 1.8  Contracts.................................................3
Section 1.9  DG........................................................3
Section 1.10  DG Loan..................................................3
Section 1.11  DGCL.....................................................3
Section 1.12  DLJ......................................................3
Section 1.13  Effective Time...........................................3
Section 1.14  ERISA....................................................3
Section 1.15  Exchange Act.............................................3
Section 1.16  GAAP.....................................................4
Section 1.17  Governmental Authority...................................4
Section 1.18  HSR Act..................................................4
Section 1.19  Insurance Receivable.....................................4
Section 1.20  IRS......................................................4
Section 1.21  Knowledge of Target......................................4
Section 1.22  Law......................................................4
Section 1.23  Lease Amendments.........................................4
Section 1.24  Material Adverse Effect..................................4
Section 1.25  Material Contract........................................5
Section 1.26  Merger...................................................5
Section 1.27  Merger Consideration.....................................5
Section 1.28  Merger Sub...............................................5
Section 1.29  Nasdaq...................................................5
Section 1.30  Other Filings............................................5
Section 1.31  Parent...................................................5
Section 1.32  Parent System............................................6

Section 1.33  Partnership; Partnerships................................6
Section 1.34  Paying Agent.............................................6
Section 1.35  Permits..................................................6
Section 1.36  Permitted Investments....................................6
Section 1.37  Person...................................................6
Section 1.38  Proxy Statement..........................................6
Section 1.39  SEC......................................................6
Section 1.40  Securities Act...........................................6
Section 1.41  Shares...................................................6
Section 1.42  Special Committee........................................7
Section 1.43  Subsidiary; Subsidiaries.................................7
Section 1.44  Target...................................................7
Section 1.45  Target Benefit Plans.....................................7
Section 1.46  Target Common Stock......................................7
Section 1.47  Target Companies.........................................7
Section 1.48  Target SEC Reports.......................................7
Section 1.49  Target System............................................8
Section 1.50  Target Stockholders' Meeting.............................8
Section 1.51  Tax Returns..............................................8
Section 1.52  Taxes....................................................8
Section 1.53  Y2K Issue................................................8

                                   ARTICLE II

                                   THE MERGER

Section 2.1  The Merger................................................9
Section 2.2  Closing...................................................9
Section 2.3  Effective Time of the Merger..............................9
Section 2.4  Effects of the Merger....................................10

                                  ARTICLE III

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Capital Stock..................................10

Section 3.2  Conversion of Securities.................................11
Section 3.3  Payment for Shares.......................................12
Section 3.4  Stock Transfer Books.....................................15
Section 3.5  Stock Options............................................15
Section 3.6  Dissenting Shares........................................15
Section 3.7  Proxy Statement; Board Recommendation....................16
Section 3.8  Stockholders' Meeting....................................16

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1  Organization and Authority...............................17
Section 4.2  Authority Relative to this Agreement.....................17
Section 4.3  Consents and Approvals; No Violations....................18
Section 4.4  Information Supplied.....................................19
Section 4.5  Financial Capability.....................................19
Section 4.6  Fees and Expenses of Brokers and Others..................20

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF TARGET

Section 5.1  Organization and Authority of the Target Companies.......20
Section 5.2  Capitalization...........................................20
Section 5.3  Authority Relative to this Agreement.....................21
Section 5.4  Consents and Approvals; No Violations....................22
Section 5.5  Reports..................................................23
Section 5.6  Absence of Certain Events................................24
Section 5.7  Litigation...............................................25
Section 5.8  Material Contracts.......................................25
Section 5.9  Labor Matters............................................26
Section 5.10  Employee Benefit Plans..................................27
Section 5.11  Tax Matters.............................................28
Section 5.12  Compliance with Law.....................................30
Section 5.13  Fees and Expenses of Brokers and Others.................30
Section 5.14  Absence of Undisclosed Liabilities......................30

Section 5.15  Information Supplied....................................31
Section 5.16  Financial Advisor Opinion...............................31
Section 5.17  Insurance Receivable....................................31
Section 5.18  Recent Financial Information............................32

                                   ARTICLE VI

                                   COVENANTS

Section 6.1  Conduct of the Business of Target........................32
Section 6.2  No Solicitation..........................................36
Section 6.3  Access to Information; Confidentiality Agreements........38
Section 6.4  Best Efforts.............................................39
Section 6.5  Consents.................................................39
Section 6.6  Public Announcements.....................................39
Section 6.7  Indemnification; Insurance...............................39
Section 6.8  Y2K Issue................................................41

                                  ARTICLE VII

               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 7.1  Conditions Precedent to Each Party's Obligation
             to Effect the Merger.....................................41
Section 7.2  Conditions Precedent to Obligation of Parent and
        Merger Sub to Effect the Merger...............................41
Section 7.3  Conditions Precedent to Obligation of Target to
             Effect the Merger........................................42

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

Section 8.1  Termination..............................................43
Section 8.2  Effect of Termination....................................44
Section 8.3  Termination Fee..........................................44
Section 8.4  Amendment................................................45
Section 8.5  Extension; Waiver........................................45

                                   ARTICLE IX

                                 MISCELLANEOUS

Section 9.1  Survival of Representations and Warranties...............46
Section 9.2  Brokerage Fees and Commissions...........................46
Section 9.3  Entire Agreement; Assignment.............................46
Section 9.4  Notices..................................................46
Section 9.5  Governing Law; Consent to Jurisdiction...................47
Section 9.6  Descriptive Headings.....................................48
Section 9.7  Parties in Interest......................................48
Section 9.8  Counterparts.............................................48
Section 9.9  Specific Performance.....................................48
Section 9.10  Fees and Expenses.......................................48
Section 9.11  Severability............................................48
Section 9.12  Usage...................................................49
Section 9.13  Exhibits................................................49

                              ANNEXES AND EXHIBITS


Annex I           Amended and Restated Certificate of Incorporation of Target
Annex II          Amended and Restated Bylaws of Target

Exhibit 1.21      Knowledge of Target
Exhibit 1.23      Lease Amendments
Exhibit 5.2       Target Companies' Outstanding Options, Warrants, Subscriptions
                     or Other Rights
Exhibit 5.4       Target Consents
Exhibit 5.5       Certain SEC Reports
Exhibit 5.6       Absence of Certain Events
Exhibit 5.7       Target Litigation
Exhibit 5.9       Target Labor Matters
Exhibit 5.10      Target Benefit Plans
Exhibit 5.11      Tax Matters Concerning Target
Exhibit 5.14      Permitted Encumbrances
Exhibit 6.1A      Conduct of the Business of Target

Exhibit 6.1C      Representatives
Exhibit 6.7       Indemnification Agreements
Exhibit 6.8       Y2K Plan

                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER, dated as of March 11, 1999, by and among HalArt, L.L.C., a Michigan limited liability company ("Parent"), HalArt (Delaware), Inc., a Delaware corporation ("Merger Sub"), and Trak Auto Corporation, a Delaware corporation ("Target").


                                    RECITALS


      WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved the acquisition of Target by Parent, by means of the merger of Merger Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and


      WHEREAS, the Board of Directors of Target has unanimously determined that the Merger is in the best interests of Target and its stockholders and has approved and adopted this Agreement and the Merger and declared them to be advisable; and


      WHEREAS, Parent, Merger Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof;


      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          Section 1.1 Agreement. "Agreement" shall mean this Agreement, with the Annexes and Exhibits attached hereto, as amended from time to time in accordance with the terms hereof.

          Section 1.2 Cash and Cash Equivalents. "Cash and Cash Equivalents" shall mean, as of any date of determination, the sum of (i) the amounts indicated on the line items "Cash," "Short-term instruments" and "Marketable debt securities" on the unaudited consolidated balance sheet of Target dated as of such date, prepared in accordance with GAAP consistently applied, (ii) the principal amount outstanding under the DG Loan as of such date and (iii) the amount of the Insurance Receivable.

          Section 1.3 Class Actions. "Class Actions" shall mean the class action litigation captioned Richard Amezcua, Augustin Dominquez, and other members of the general public similarly situated v. Trak Auto Corporation, Superior Court of the State of California, Action No. BC183900 and D'Artanyon Tett, Linda Wendt and individuals on behalf of themselves and all others similarly situated v. Trak Auto Corporation, Superior Court of the State of California, Action No. BC 186931.


          Section 1.4 Certificates. "Certificates" shall have the meaning given in Section 3.3.(b) hereof.

          Section 1.5 Closing; Closing Date. "Closing" shall mean the closing held pursuant to Section 2.2 hereof, and "Closing Date" shall mean the date on which the Closing occurs.

          Section 1.6 Code. "Code" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended.

          Section 1.7 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement, dated as of December 8, 1998, between Target and Parent.


          Section 1.8 Contracts. "Contracts" shall mean written contracts, agreements, leases, licenses, arrangements, understandings, relationships and commitments.


          Section 1.9 DG. "DG" shall mean Dart Group Corporation, a Delaware corporation and the beneficial owner of a majority of the outstanding shares of Target Common Stock.

          Section 1.10 DG Loan. "DG Loan" shall mean the loan from Target to DG in the original principal amount of $15.0 million, as evidenced by that certain loan agreement dated January 27, 1998 between Target and DG, as amended on April 27, 1998, and as it may be further amended from time to time, which loan shall be repaid in its entirety on the first business day following the execution of this Agreement. The outstanding principal balance of the DG Loan as of February 3, 1999 was $3.5 million.

          Section 1.11 DGCL. "DGCL" shall mean the Delaware General Corporation Law, as amended.

          Section 1.12 DLJ. "DLJ" shall mean Donaldson, Lufkin & Jenrette Securities Corporation, financial advisors to Target.


          Section 1.13 Effective Time. "Effective Time" shall have the meaning given in Section 2.3 hereof.

          Section 1.14 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          Section 1.15 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          Section 1.16 GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

          Section 1.17 Governmental Authority. "Governmental Authority" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

          Section 1.18 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          Section 1.19 Insurance Receivable. "Insurance Receivable" shall mean the amount of money that Target is entitled to receive from claims it has filed with certain Underwriters at Lloyd's of London Market Insurance Companies under policy number 823/DO 0109900 in connection with the settlement of the Class Actions.

          Section 1.20 IRS. "IRS" shall mean the Internal Revenue Service.

          Section 1.21 Knowledge of Target. "Knowledge of Target" shall mean the actual knowledge, after due inquiry, of those officers of Target identified on
Exhibit 1.21 attached hereto.

          Section 1.22 Law. "Law" shall mean any federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

          Section 1.23 Lease Amendments. "Lease Amendments" shall mean the amendments to Target's leases for its Bridgeview, Illinois, and Landover, Maryland warehouses of even date herewith, in the form approved by Parent and delivered in escrow to Target to be effective as of the Effective Time. Copies of the Lease Amendments are attached to this Agreement as Exhibit 1.23.

          Section 1.24 Material Adverse Effect. "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect on the business, financial condition or results of operations of such entity or group of entities, taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which Target or Parent operate and not specifically relating to Target or Parent, (iii) set forth or described in the Target SEC Reports or (iv) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any change in the value of Target Common Stock relating to such execution or announcement.

          Section 1.25 Material Contract. "Material Contract" shall have the meaning given in Section 5.8 hereof.


          Section 1.26 Merger. "Merger" shall mean the merger of Merger Sub with and into Target at the Effective Time.

          Section 1.27 Merger Consideration. "Merger Consideration" shall have the meaning given in Section 3.2. hereof.

          Section 1.28 Merger Sub. "Merger Sub" shall mean HalArt (Delaware), Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

          Section 1.29 Nasdaq. "Nasdaq" shall mean The Nasdaq National Market.

          Section 1.30 Other Filings. "Other Filings" shall have the meaning given in Section 3.7 hereof.

          Section 1.31 Parent. "Parent" shall mean HalArt, L.L.C., a Michigan limited liability company.

          Section 1.32 Parent System. "Parent System" shall mean the system designed by or for Parent to address the Y2K Issue on its computer systems and software as provided by Small Business Solutions Inc.

          Section 1.33 Partnership; Partnerships. "Partnership" shall mean any limited or general partnership, joint venture or other business association, other than a Subsidiary, in which any party has a direct or indirect interest (collectively, "Partnerships").

          Section 1.34 Paying Agent. "Paying Agent" shall have the meaning given in Section 3.3 hereof.

          Section 1.35 Permits. "Permits" shall mean governmental permits, licenses, authorizations, registrations and approvals.

          Section 1.36 Permitted Investments. "Permitted Investments" shall have the meaning given in Section 3.3 hereof.

          Section 1.37 Person. "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          Section 1.38 Proxy Statement. "Proxy Statement" shall have the meaning given in Section 3.7 hereof.

          Section 1.39 SEC. "SEC" shall mean the Securities and Exchange Commission.


          Section 1.40 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.


          Section 1.41 Shares. "Shares" shall mean shares of Target Common
Stock.

          Section 1.42 Special Committee. "Special Committee" shall mean the special committee of the Board of Directors of Target comprised solely of directors who are not employees of Richfood Holdings, Inc. or Target.


          Section 1.43 Subsidiary; Subsidiaries. "Subsidiary" shall mean (i) each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, and (ii) each other corporate entity which constitutes a " significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act (collectively, "Subsidiaries").


          Section 1.44 Target. "Target" shall mean Trak Auto Corporation, a Delaware corporation.

          Section 1.45 Target Benefit Plans. "Target Benefit Plans" shall have the meaning given in Section 5.10 hereof.


          Section 1.46 Target Common Stock. "Target Common Stock" shall mean the common stock, $0.01 par value per share, of Target.

          Section 1.47 Target Companies. "Target Companies" shall mean Target, together with its Subsidiaries and the Partnerships in which it has a majority of interests.

          Section 1.48 Target SEC Reports. "Target SEC Reports" shall mean (a) the Annual Report on Form 10-K of Target for the fiscal year ended January 31, 1998 and (b) all documents filed by Target with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act, any definitive proxy statements filed pursuant to Section 14 of the Exchange Act and any report filed pursuant to
Section 15(d) of the Exchange Act, in each case following the filing of such Annual Report on Form 10-K and prior to the date hereof.

          Section 1.49 Target System. "Target System" shall mean the system designed by or for Target to address the Y2K Issue on its computer systems and software as provided by GSC Computer Services Inc.


          Section 1.50 Target Stockholders' Meeting. "Target Stockholders' Meeting" shall have the meaning given in Section 3.8 hereof.


          Section 1.51 Tax Returns. "Tax Returns" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the Target Benefit Plans.


          Section 1.52 Taxes. "Taxes" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

          Section 1.53 Y2K Issue. "Y2K Issue" shall mean the means of adapting software, microcode or hardware systems or components, including any electric or electronically controlled systems or components, that process any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information ("Date Data"), to accurately process all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, but not limited to, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.


                                   ARTICLE II

                                   THE MERGER


          Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Target at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (Merger Sub and Target are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, Target is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Trak Auto Corporation."


          Section 2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the second business day following satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 555 13th Street, N.W., Suite 500W, Washington, D.C. 20004, unless another date, time or place is agreed to in writing by the parties hereto.


          Section 2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

          Section 2.4 Effects of the Merger.

          (a) The Merger shall have the effects set forth in the applicable provisions of the DGCL.

          (b) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The officers of Target immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The Certificate of Incorporation of Target immediately prior to the Effective Time shall be amended by virtue of the Merger to read in its entirety as set forth in Annex I attached hereto, until thereafter duly amended in accordance with the terms thereof and the DGCL.

          (d) The Bylaws of Target as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger to read in their entirety as set forth in Annex II attached hereto, until thereafter duly amended in accordance with the terms thereof, the Certificate of Incorporation and the DGCL.

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Common Stock or the holder of any capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.


          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Target Common Stock and all other shares of capital stock of Target that are owned by Target and all shares of Target Common Stock and other shares of capital stock of Target owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent or Target shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.


          Section 3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the shares thereof, subject to the other provisions of this
Section 3.2, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by Target or any wholly-owned Subsidiary of Target or by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent and excluding Dissenting Shares (as defined in Section 3.6 hereof)) shall be converted into the right to receive an amount in cash equal to $9.00 per share, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificates (as defined in Section 3.3.(b) hereof). All shares of Target Common Stock, when converted as provided in this
Section 3.2, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Target Common Stock except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3 (but subject to Section 3.6), such Certificates shall represent only the right to receive for their Shares the Merger Consideration, without any interest thereon.


          Section 3.3         Payment for Shares.

          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Target to act as the paying agent (the "Paying Agent") in the Merger. Parent and Target hereby agree that the Bank of New York is a mutually acceptable Paying Agent. Parent shall deposit or shall cause to be deposited with Paying Agent in a separate fund established for the benefit of the holders of shares of Target Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2 and this Section 3.3 to holders of shares of Target Common Stock (other than Target or any wholly-owned Subsidiary of Target or Parent, Merger Sub or any other wholly-owned Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make or cause to be made the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into such appropriate commercial arrangements, if any, as may be necessary to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Target Common Stock entitled thereto as contemplated by this Section. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Target Common Stock shall be entitled under this Section 3.3, Parent shall promptly restore such amount of the inadequacy to the Payment Fund, and in any event shall be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.


          (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Target or any wholly-owned Subsidiary of Target or Parent, Merger Sub or any other wholly-owned Subsidiary of Parent) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Target Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Target Common Stock represented by such Certificate, and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3, after the Effective Time each Certificate (other than Certificates representing Shares owned by Target or any wholly-owned Subsidiary of

Target or Parent, Merger Sub or any other wholly-owned Subsidiary of Parent) shall represent for all purposes only the right to receive the Merger Consideration.

         (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Target Common Stock for six months after the Effective Time shall be delivered to Target, upon demand, and any holders of Target Common Stock who have not theretofore complied with this
Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Target for payment of the Merger Consideration to which they are entitled; provided that if, but only if, Target shall have defaulted in its obligation to make such payment within a reasonable period of time after receipt of written request therefor from any such holder, such holder may thereafter look to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.


          (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Target Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


          (e) Withholding Rights. Parent or Target shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (ii) Parent or Target shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

          Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of shares of Target Common Stock thereafter on the records of Target.

          Section 3.5 Stock Options. After the Effective Time, each (i) then-outstanding option (collectively, the "Employee Options") to purchase Shares under the Target 1993 Stock Option Plan and the Option Agreements between Target and certain of its officers, directors, employees and consultants thereunder (the "Stock Option Plan"), or (ii) any other option, warrant or other right to acquire (upon purchase, exchange, conversion or otherwise) shares of Target Common Stock (collectively, the "Other Options" and, together with the Employee Options, the "Options") shall, assuming that at least 15 days' prior to the Effective Time written notice is delivered to the holders of unexercised Options under the Stock Option Plan, in accordance with the terms of the Stock Option Plan, accelerate and, if not exercised prior to the Effective Time, shall be cancelled.


          Section 3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Target Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shares instead shall, from and after the Effective Time, represent only the right to receive payment of the appraised value of such shares of Target Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Target Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.3, of the Certificate or

Certificates that, immediately prior to the Effective Time, evidenced such shares of Target Common Stock.


          Section 3.7 Proxy Statement; Board Recommendation . As promptly as practicable after the execution of this Agreement, Target will prepare and file with the SEC a proxy statement or Information Statement relating to the Merger and this Agreement (the "Proxy Statement"). Target will respond to any comments of the SEC and Target will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. Parent will provide to Target all information concerning Parent and Merger Sub as may be reasonably requested by Target in connection with the preparation of the Proxy Statement. As promptly as practicable after the date of this Agreement, each of Target and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, Blue Sky or related Laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Target will notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other Governmental Authorities and of any request by the SEC or its staff or any other Governmental Authorities for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any Other Filing. Each of Target and Parent will cause all documents that it is responsible for filing with the SEC or other Governmental Authorities under this Section 3.7 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in a supplement or amendment to the Proxy Statement or any Other Filing, Target or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Authority, and/or mailing to the stockholders of Target, such amendment or supplement.


          Section 3.8         Stockholders' Meeting

          (a) Promptly after the date hereof, Target will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Target Stockholders' Meeting") to be held (to the extent permissible under applicable law) as promptly as practicable after the mailing of the Proxy Statement for the purpose of voting upon this Agreement and the Merger unless the Merger is effected without a meeting of stockholders.

          (b) Subject to Section 6.2, (i) the Board of Directors of Target shall unanimously recommend that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Target Stockholders' Meeting and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Target has unanimously recommended that Target's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Target Stockholders' Meeting.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB


      Parent and Merger Sub represent and warrant to Target as follows:


          Section 4.1 Organization and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.


          Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Sub are within the limited liability company or corporate power of Parent and Merger Sub. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, and no other limited liability company, corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Parent or Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by Target) constitute or will constitute valid and binding agreements of Parent and Merger Sub, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.


          Section 4.3 Consents and Approvals; No Violations. Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, Nasdaq and any applicable filings under state securities, "Blue Sky" or takeover laws, and (ii) the filing of the Certificate of Merger as required by the DGCL, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Sub will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets except, in the case of subsections (ii) and (iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on Parent and that will not prevent or delay the consummation of the transactions contemplated hereby.

         Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


         Section 4.5 Financial Capability. (a) Merger Sub has received an executed binding commitment letter from Congress Financial Corporation (Central), copies of which have been delivered to Target, pursuant to which such lender has agreed to provide Merger Sub, subject to the conditions specified therein (which conditions do not include due diligence by the lender or the successful consummation of the acquisition of another acquisition target previously identified to Target (the "Other Target") by Parent) funds which, when combined with equity available to Parent and Merger Sub, shall provide Parent and Merger Sub sufficient funds to pay the Merger Consideration, consummate the transactions contemplated hereby and pay all related fees and expenses.

         (b) Parent has sufficient assets to indemnify Target and its directors, officers, employees, affiliates, agents and assigns from any and all Losses (as defined in Exhibit 6.8) described on Exhibit 6.8, if the obligation to provide such indemnity is triggered. Parent has provided Target with evidence, in form and substance satisfactory to Target, of its ability to pay the sums referred to in the preceding sentence.

          Section 4.6 Fees and Expenses of Brokers and Others. Neither Parent nor any of its affiliates (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF TARGET

      Target represents and warrants to Parent and Merger Sub as follows:


          Section 5.1 Organization and Authority of the Target Companies. Each of the Target Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Target Companies has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the Target Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Target Companies. The copies of the Certificate of Incorporation of Target, as amended, and the Amended and Restated By-laws of Target, which have been delivered to Parent, are complete and correct and in full force and effect on the date hereof.


          Section 5.2         Capitalization.


          (a) Target's authorized equity capitalization consists of 15,000,000 shares of Target Common Stock, par value $0.01 per share. As of the close of business on December 14, 1998, 5,909,179 shares of Target Common Stock were issued and outstanding. Such shares of Target Common Stock constituted all of the issued and outstanding shares of capital stock of Target as of such date. All issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws. Except as set forth on Exhibit 5.2 attached hereto and except for the declaration and payment of dividends in the ordinary course of business, Target has not, subsequent to January 31, 1998, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Target Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time.


          (b) All of the outstanding shares of capital stock of Target's Subsidiaries are validly issued, fully paid and nonassessable. Except as disclosed on Exhibit 5.2 hereto, all of the outstanding shares of capital stock of Target's Subsidiaries and all of Target's interests in Target's Partnerships are owned by Target, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. Except as set forth on Exhibit 5.2 attached hereto, there are no outstanding securities, options, warrants, calls, subscriptions, rights or Contracts to which Target is a party or by which any Target Company is bound, granting to any third party the right to purchase or acquire any capital stock of or any partnership or membership interests in any of the Target Companies, and there are no put rights or Contracts pursuant to which any of the Target Companies is bound to repurchase any shares of its capital stock or partnership or membership interests.


          Section 5.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Target are within the corporate power of Target. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly recommended by the Special Committee to the Board of Directors and duly authorized by the Board of Directors of Target, and no other corporate or stockholder proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval of the Merger and of this Agreement by a majority of the outstanding shares of Target Common Stock at the Target Stockholders' Meeting, unless the Merger is effected without a meeting of stockholders). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Target and (assuming the due authorization, execution and delivery hereof and thereof by Parent) constitute or will constitute valid and binding agreements of Target, enforceable against Target in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          Section 5.4         Consents and Approvals; No Violations.

          (a) Except for (i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, Nasdaq, and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed on Exhibit 5.4 attached hereto, no material filing or registration with, and no material Permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Target or for the consummation by Target of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Target will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, by-laws, partnership or joint venture agreements or other organizational documents of any of the Target Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of the Target Companies with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the Target Companies is a party or by which it or any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Target Companies or any of their properties or assets except, in the case of subsections (ii) or
(iii) above, for violations, breaches or defaults that would not have a Material Adverse Effect on the Target Companies and that will not prevent or materially delay the consummation of the transactions contemplated hereby.

          (b) Target's Board of Directors (at a meeting duly called and held) has (i) approved this Agreement and the transactions contemplated hereby, including the Merger, (ii) resolved to elect not to be subject to any state anti-takeover law that is or purports to be applicable to the Merger or the transactions contemplated by this Agreement and taken all steps necessary to render Section 203 of the DGCL inapplicable to this Agreement, and the transactions contemplated hereby, including the Merger and (iii) subject to any applicable fiduciary duties of the Board of Directors, resolved to recommend that the holders of Target Common Stock approve the Merger.

          Section 5.5 Reports. The Target SEC Reports complied, as of their respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Each of the balance sheets (including the related notes and schedules) included in the Target SEC Reports fairly presented in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented in all material respects the consolidated results of operations and cash flows of the Target Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the Target SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and
(ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except as set forth in Exhibit 5.5 attached hereto, since January 31, 1998, Target has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

          Section 5.6 Absence of Certain Events. Except as set forth in the Target SEC Reports filed prior to the date of this Agreement or as otherwise specifically disclosed in Exhibit 5.6 attached hereto, since January 31, 1998, none of the Target Companies has suffered any change in its business, financial condition or results of operations that has had or will have a Material Adverse Effect upon the Target Companies. Except as disclosed in the Target SEC Reports or in Exhibit 5.6 attached hereto, or as otherwise specifically contemplated by this Agreement, there has not been since January 31, 1998: (i) any entry into any binding agreement or understanding or any amendment of any binding agreement or understanding between any of the Target Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment of any such director, officer or employee or any general or material increase in the compensation, severance or termination benefits payable or to become payable by any of the Target Companies to any of their respective directors, officers or employees (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee; (ii) any labor dispute that has had or is expected to have a Material Adverse Effect upon the Target Companies; (iii) any entry by any of the Target Companies into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of any of the Target Companies) other than in the ordinary and usual course of business; (iv) any material change in the accounting policies or practices of any of the Target Companies; (v) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a Material Adverse Effect upon the Target Companies; or (vi) any agreement to do any of the foregoing.

          Section 5.7 Litigation. Except as set forth in Exhibit 5.7 attached hereto, as of the date hereof, there is no action, suit, proceeding or, to the Knowledge of Target, investigation pending or, to the Knowledge of Target, threatened against or relating to any of the Target Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of Target, to have a Material Adverse Effect on the Target Companies or that seeks restraint, prohibition, material damages or other extraordinary relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          Section 5.8 Material Contracts. Prior to the date hereof, Target has provided Parent with access to true and correct copies of all of the Contracts to which any Target Company is a party as of the date hereof that constitute:
(i) a lease of any interest in any real property; (ii) a lease of any personal property with aggregate annual rental payments in excess of $100,000; (iii) an option to acquire or lease any interest in real property or a right of first refusal with respect thereto; (iv) an agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $100,000 or a right of first refusal with respect thereto; (v) an agreement relating to the borrowing or lending of money or the purchase or sale of securities; (vi) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation; (vii) an agreement limiting in any respect the ability of any Target Company to compete in any line of business or with any person; (viii) a supply or requirements agreement or an agreement with a vendor to which any of the Target Companies is a party or by which any of the Target Companies is bound; (ix) an employment or material consulting agreement to which any of the Target Companies is a party or by which any of the Target Companies is bound; and (x) any other agreement with a remaining term in excess of one year or involving an amount over its term in excess of $100,000 (each a "Material Contract"). The Target Companies have performed in all material respects and, to the Knowledge of Target, every other party has performed in all material respects, each material term, covenant and condition of each of the Material Contracts to which any Target Company is a party that is to be performed by any of them at or before the date hereof except where the failure to perform would not have a Material Adverse Effect on the Target Companies. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material default by any Target Company or, to the Knowledge of Target, any other party under any of the Material Contracts to which any Target Company is a party, except for defaults that would not have a Material Adverse Effect on the Target Companies. To the Knowledge of Target, no party to any of the Material Contracts to which any Target Company is a party intends to cancel, terminate or exercise any option under any of such Material Contracts.

          Section 5.9         Labor Matters.

          (a) Except as set forth in Exhibit 5.9 attached hereto, with respect to employees of the Target Companies: (i) there is no unfair labor practice charge or complaint against any Target Company pending or, to the Knowledge of Target, threatened before the National Labor Relations Board or any other comparable authority; (ii) no material grievance or any material arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of Target, no claims therefor exist or have been threatened; and (iii) there is no material litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of Target, proposed or threatened against any Target Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

          (b) Except as described in Exhibit 5.9 attached hereto, no Target Company has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and no Target Company has recognized any Labor Organization as the collective bargaining representative of any of its employees.

          Section 5.10        Employee Benefit Plans.

          (a) For purposes of this Section, the term "Target Benefit Plans" shall mean all retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all medical, vision, dental and other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Target Companies or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate. Any of the Target Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Target ERISA Plan."

          (b) All Target Benefit Plans are in compliance with the applicable provisions (including any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which would have a Material Adverse Effect on the Target Companies. No Target Benefit Plan provides for post-retirement medical benefit obligations (without regard to COBRA obligations) . Target does not have any ERISA Plan which is a defined pension benefit plan.

          (c) Exhibit 5.10 attached hereto is a true and correct list of all Target Benefit Plans. Target has made available to Parent and will provide to Parent before the Effective Time true and correct copies of each governing document for each Target Benefit Plan, together with the most recent summary plan description, annual report and audited financial statement for each such plan and the actuarial report for any Target Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

          Section 5.11        Tax Matters.

          (a)     Except as set forth on Exhibit 5.11:

                  (i) Target and each of its Subsidiaries that is incorporated under the laws of the United States or of any of the United States are members of affiliated groups, within the meaning of Section 1504(a) of the Code, of which Target is the common parent, such affiliated groups file consolidated federal income tax returns and neither Target nor any of its Subsidiaries has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

                  (ii) each of the Target Companies has timely filed or caused to be filed all material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is accurate and complete in all material respects;

                  (iii) each of the Target Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes covered by such Tax Returns;

                  (iv) each of the Target Companies is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws, and such records identify with specificity all accounts subject to withholding under Section

       1441, 1442 or 3406 of the Code or similar provisions of state, local or foreign laws;

                  (v) none of the Target Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no material unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Target Companies by any Governmental Authority; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the Target Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the Target Companies, the adverse outcome of which would have a Material Adverse Effect on the Target Companies; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 5.11 hereto is being contested in good faith through appropriate measures, and its status is described in
       Exhibit 5.11 hereto;

                  (vi) none of the Target Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder, or a "safe harbor lease" subject to former Section 168(f)(8) of the Code and the regulations thereunder;

                  (vii) none of the Target Companies is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state or local Law, and Target has no Knowledge that any Governmental Authority has proposed any such adjustment;

                  (viii) none of the Target Companies has made or is obligated to make any payments, or has been or is a party to any Contract is reasonably likely to obligate it to make any payments, that would not be deductible by reason of Sections 162(m) or 280G of the Code;

                  (ix) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which Target is the common parent which would have a Material Adverse Effect on the Target Companies if taken into account; and

                  (x) the most recent audited consolidated balance sheet included in the Target SEC Reports fully and properly reflects, as of the date thereof, the material liabilities of Target and its Subsidiaries for all accrued Taxes and deferred liability for Taxes.

          Section 5.12 Compliance with Law. The conduct of the businesses of the Target Companies and their current use of their assets does not violate or conflict with any Law, which violation or conflict would reasonably be expected to have a Material Adverse Effect on the Target Companies.

          Section 5.13 Fees and Expenses of Brokers and Others. None of the Target Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Target has engaged DLJ to represent it in connection with such transactions, and shall pay all of DLJ's fees and expenses in connection with such engagement.

          Section 5.14 Absence of Undisclosed Liabilities. None of the Target Companies has, as of the date hereof, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of Target prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of Target as of January 31, 1998, included in the Target SEC Reports or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a Material Adverse Effect on the Target Companies. None of the Target Companies is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which could reasonably be expected to have a Material Adverse Effect on the Target Companies. Except as set forth on
Exhibit 5.14, all items reflected on the line item "Furniture, fixtures and equipment" on the consolidated balance sheet of Target as of October 31, 1998 are not subject to liens, claims, charges or encumbrances except for such liens, claims charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Target Companies.

          Section 5.15 Information Supplied. None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that no representation is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

          Section 5.16 Financial Advisor Opinion. DLJ has delivered to the Board of Directors of Target its opinion dated the date of this Agreement (which opinion shall be updated within five (5) days prior to the mailing of the Proxy Statement and which opinion shall provide that the Special Committee is entitled to rely thereon) to the effect that the Merger Consideration to be received by the holders of Target Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

          Section 5.17 Insurance Receivable. To the Knowledge of Target as of the date hereof, proceeds of the Insurance Receivable will be at least
$3.8 million.

          Section 5.18 Recent Financial Information. As of October 31, 1998, Cash and Cash Equivalents of Target was at least $25.0 million, Net Worth (as defined below) was at least $62.0 million and net inventory of Target and its Subsidiaries, valued on a last in first out basis, was at least $62.0 million (subject, in each case, to normal year-end and audit adjustments). To the Knowledge of Target, based on information available to Target's management on the date hereof, as of December 31, 1998, Cash and Cash Equivalents of Target was at least $25.0 million, Net Worth was at least $62.0 million and net inventory of Target and its Subsidiaries, valued on a last in first out basis, was at least $61.8 million (subject, in each case, to normal year-end and audit adjustments). For purposes of this Section, "Net Worth" shall mean, as at any date of determination, the difference between Total Assets and Total Liabilities of Target and its Subsidiaries, each calculated on a consolidated basis determined in accordance with GAAP.

                                   ARTICLE VI

                                    COVENANTS

          Section 6.1         Conduct of the Business of Target.

          (a) Except as set forth in Exhibit 6.1A attached hereto, or as otherwise expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall, and shall cause each of its wholly-owned Subsidiaries and Partnerships to, conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and to use their respective reasonable best efforts to preserve intact their respective business organizations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Target nor any of Target's wholly-owned Subsidiaries or Partnerships will, without the prior written consent of Parent which consent will not be unreasonably withheld or delayed:

              (i) amend its Articles or Certificate of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

              (ii) authorize for issuance or issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as set forth on Exhibit 5.10, or any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement;

              (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or redemption (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than dividends in the ordinary course of business consistent with past practice), or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries and Partnerships;

              (iv) (A) incur or assume any Funded Debt (as defined below) not currently outstanding, except for borrowings or the issuance of letters of credit in the ordinary course of business under revolving credit agreements in effect on the date hereof, or permit any modifications or amendments of any agreements related to Funded Debt, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person (including, without limitation, the obligations of any other Target Company), or permit the renewal or extension of any contract or other obligation that is the subject of a guarantee or similar obligation, other than the endorsement of checks for deposit in the ordinary course of business, (C) make any loans, advances or capital contributions to, or investments in, any other person (including any other Target Company), (D) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement, (E) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract with a value in excess of $250,000 (even if in the ordinary course of business) without giving prior notice to and consulting with Parent; provided, however that, with respect to any Contract for advertising with a value in excess of $250,000, if requested by Parent, Target will use commercially reasonable efforts to renew such Contract on a month to month basis (as opposed to an annual basis), (F) enter into, or alter, amend, modify or exercise any option under, any supply or requirements agreement, other than in the ordinary course of business or (G) authorize any capital expenditures other than capital expenditures pursuant to Contracts entered into prior to the date hereof or capital expenditures related to necessary maintenance in the ordinary course of business;

              (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases to non-executive employees in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

              (vi) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

              (vii) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

              (viii) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

              (ix) except for the payment of professional fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Target SEC Reports, or incurred in the ordinary course of business since the date thereof;

              (x) hold any meeting of its stockholders except to the extent required by the request of the stockholders entitled to call a meeting under Target's bylaws or the DGCL;

              (xi) take any action that would or is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

              (xii) agree in writing or otherwise to take any of the foregoing actions.

       Notwithstanding the foregoing, nothing in this Section 6.1 shall prohibit Target and its Subsidiaries from implementing the Parent System or the Target System as contemplated by Exhibit 6.8.

For purposes of this Section, "Funded Debt" shall mean, without duplication, (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt to the extent the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all rentals payable under capitalized or synthetic leases, and (iii) all guaranties of Funded Debt of others.

          (b) Parent and Target agree that, during the period from the date of this Agreement to the Effective Time: (i) they will cause representatives of their respective companies to meet, no less frequently than monthly, to discuss the operations and business prospects of the Target Companies; (ii) Target will promptly advise Parent of the occurrence of any event having a Material Adverse Effect on the Target Companies, or any event that would constitute a material breach by Target of any of its representations, warranties, covenants or agreements set forth in this Agreement; and (iii) Parent will promptly advise Target of the occurrence of any event that would constitute a material breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (c) Parent hereby designates the two officers of Parent identified on
Exhibit 6.1C attached hereto, or such other officers as Parent may designate from time to time upon written notice to Target ("Parent's Representatives"), to be responsible for determining whether consent to any action prohibited by
Section 6.1.(a) shall be given by Parent. Target hereby designates the two officers of Target identified on Exhibit 6.1C attached hereto, or such other officers as Target may designate upon written notice to Parent ("Target's Representatives"), to contact Parent's Representatives with any requests for consent to any action prohibited by Section 6.1.(a). Parent's Representatives shall respond promptly (either orally or in writing) to any request for consent (which may be oral or written) to the taking of any action under Section 6.1.(a). If Parent's Representatives do not respond to any request within three business days of its receipt, such consent will be deemed to have been given. Target may rely on any consent given orally or in writing by either of Parent's Representatives. The time periods within which Parent's Representatives must respond shall commence on the date either of Parent's Representatives receive an oral or written request for consent.

          Section 6.2         No Solicitation.

          (a) Target agrees that it shall not, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage submission of proposals, offers or expressions of interest from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in (including by way of a tender offer), any Target Company or any business combination involving any Target Company (any of the foregoing proposals, offers or expressions of interest being referred to herein as an "Acquisition Proposal"), or (ii) participate in any negotiations or discussions regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal; provided, however, that Target may participate in negotiations or discussions with, and provide nonpublic information to, any person concerning an Acquisition Proposal submitted in writing by such person to the Board of Directors of Target after the date of this Agreement if (A) such Acquisition Proposal was not solicited, initiated or encouraged in violation of this Agreement and (B) the Board of Directors of Target, in its good faith judgment, believes that such Acquisition Proposal is reasonably likely to result in a bona fide Acquisition Proposal that the Board of Directors of Target believes, in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the stockholders of Target than the proposal set forth in this Agreement (a "Superior Proposal").

          (b) Until such time, if any, that Target's Board of Directors has determined that an Acquisition Proposal constitutes a Superior Proposal, Target shall notify Parent as promptly as practicable (and in any event within 48 hours) if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal, and shall keep Parent promptly advised of all material developments relating to such Acquisition Proposal which could reasonably be expected to culminate in the Board of Directors of Target withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated in this Agreement in a manner adverse to Merger Sub.

          (c) If, pursuant to Section 6.2.(a), Target provides nonpublic information to any person who makes an Acquisition Proposal, Target shall require such person to enter into a confidentiality agreement on terms substantially similar to the Confidentiality Agreement as a condition to and before providing any such information (except as to the standstill provisions thereof, provided that if under the aforementioned circumstances Target enters into any confidentiality agreement without standstill provisions substantially similar to those contained in the Confidentiality Agreement, then Parent shall to the extent of the difference be relieved of compliance with the Confidentiality Agreement's standstill provisions).

          (d) Target shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Proposal. Target may waive the provisions of any "standstill" agreements between Target and any party to the extent necessary to permit such party to submit an Acquisition Proposal that the Board of Directors of Target believes, in its good faith judgment, is reasonably likely to result in a Superior Proposal.

          Section 6.3         Access to Information; Confidentiality Agreements.

          (a) Between the date of this Agreement and the Effective Time, Target will give Parent and its authorized representatives reasonable access during normal business hours to all plants, offices, warehouses and other facilities and to all books and records of the Target Companies, will permit Parent to make such inspections as it may reasonably request and will cause its officers and those of its Subsidiaries and Partnerships to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time reasonably be requested by Parent. All such information shall be kept confidential by Parent in accordance with the Confidentiality Agreement.

          (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.

          Section 6.4 Best Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Parent and Target will execute any additional instruments necessary to consummate the transactions contemplated hereby.

          Section 6.5 Consents. Target and Parent each will use its best efforts to obtain consents of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

          Section 6.6 Public Announcements. The parties hereto have agreed upon the text of their respective press releases announcing, among other things, the execution of this Agreement, which press releases shall be disseminated promptly following the execution hereof. Target and Parent will consult with each other before issuing any additional press releases or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required by Law based on the advice of such party's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

          Section 6.7         Indemnification; Insurance.

          (a) From and after the Effective Time and for a period of six (6) years thereafter, Parent shall cause Target and its wholly-owned Subsidiaries to maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors, officers, employees and agents of Target and such Subsidiaries (collectively, the "Indemnified Parties") on terms no less favorable than those provided in the certificates of incorporation and bylaws of such entities on the date of this Agreement with respect to matters occurring prior to the Effective Time. In addition, Parent shall and shall cause each of Target and its Subsidiaries (or any of their successors) to perform all of their respective obligations under those Indemnification Agreements listed on Exhibit 6.7 attached hereto. Parent acknowledges that all directors, officers and employees of Subsidiaries of Target that are not wholly-owned Subsidiaries who are also directors, officers or employees of Target are serving in their capacities at such Subsidiaries at the direction and request of Target.

          (b) Parent shall cause to be maintained in effect from the Effective Time until six (6) years thereafter the current policies for directors' and officers' liability insurance maintained by Target for the benefit of the Indemnified Parties, including coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous), with respect to matters occurring prior to the Effective Time, to the extent such insurance is available to Parent in the market. If such insurance is not available to Parent in the market, Parent will provide such level of insurance as is then provided to directors and officers of Parent.

          (c) In the event Parent or Target or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Target, as the case may be, honor the indemnification obligations set forth in this Section 6.7.

          (d) The obligations of Target and Parent under this Section 6.7 shall not be terminated, modified or assigned in such a manner so as to adversely affect any Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.7).

          Section 6.8 Y2K Issue. Parent and Target agree to implement procedures to address the Y2K Issue and to undertake the obligations substantially as set forth on Exhibit 6.8.

                                  ARTICLE VII
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

          Section 7.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

          (a) this Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of Shares entitled to vote thereon if such vote is required under the DGCL;

          (b) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States Governmental Authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed; and

          (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          Section 7.2 Conditions Precedent to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

           (a) the representations and warranties of Target set forth in this Agreement shall be true and correct on and as of the Effective Time (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on the Target Companies;

           (b) Target shall have performed all obligations and complied with all covenants necessary to be performed or complied with by it at or prior to the Effective Time, except for such failures to perform that would not reasonably be expected to have a Material Adverse Effect on the Target Companies; and

           (c) the Lease Amendments shall be in full force and effect.

           Section 7.3 Conditions Precedent to Obligation of Target to Effect the Merger

           (a) the representations and warranties of Parent and Merger Sub set forth in the Agreement shall be true and correct on and as of the Effective Time (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on Parent; and

           (b) Parent and Merger Sub shall have performed all obligations and complied with all covenants necessary to be performed or complied with by it at or prior to the Effective Time, except for such failures to perform that would not reasonably be expected to have a Material Adverse Effect on Parent.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

          Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the respective stockholders of Target and Merger Sub, but prior to the Effective Time:

          (a) by mutual written consent of Target and Parent;

          (b) by Target or Parent, if the Effective Time shall not have occurred on or before October 15, 1999 (provided that the right to terminate this Agreement under this Section 8.1.(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Effective Time to occur on or before the applicable date set forth above);

          (c) by Target if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within twenty (20) business days following notice to Parent of such breach;

          (d) by Parent if (i) there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within twenty (20) business days following notice to Target of such breach and which breach would reasonably be expected to have a Material Adverse Effect on the Target Companies; or (ii) the Board of Directors of Target should fail to recommend to its stockholders approval and adoption of the transactions contemplated by this Agreement, including the Merger, or such recommendation shall have been made and subsequently withdrawn, modified or amended in any manner materially adverse to Parent;

          (e) by Target if, prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a Superior Proposal so long as (i) if a component of such Superior Proposal is cash consideration, then the party making such Superior Proposal has cash on hand or financing in place to provide such cash consideration, which financing is committed and/or underwritten substantially to the same extent as Parent's financing is on the date hereof and
(ii) the Board of Directors of Target intends to enter into a definitive agreement relating to such Superior Proposal immediately following the termination of this Agreement pursuant to this Section 8.1.(e);

          (f) by Target or Parent, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (g) by Target or Parent, if the required vote of stockholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Target Stockholders' Meeting, including any postponement or adjournment thereof.

          Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1 and the Merger is not consummated, this Agreement shall forthwith become void and have no effect; provided, however, that the provisions of Section 6.8, this Section 8.2, Section 8.3 and Article IX shall survive any such termination. In the event of any such termination, no party hereto ( or its directors, officers, managers, stockholders or members) will have any liability to any other party hereto, except as expressly provided in Section 8.3 hereof; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for any material breach of this Agreement, which liability shall survive any termination of this Agreement (it being understood that Parent and Merger Sub shall not be entitled to consequential damages in the event of a breach by Target)..

          Section 8.3 Termination Fee. If this Agreement is terminated by Target pursuant to Section 8.1.(e) hereof, and if Target is not entitled to terminate this Agreement by reason of Section 8.1.(c) or (f) hereof, then Target shall promptly (and in any event within two days of receipt by Target of written notice from Parent) pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) (A) a termination fee of $1.25 million, plus (B) Parent's reasonable actual out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by Parent in connection with the transactions contemplated in this Agreement, upon the receipt of supporting documentation in form reasonably satisfactory to Target, not to exceed $500,000 in the aggregate. This Section 8.3.(a) shall be the sole remedy of Parent and Merger Sub in the event of any termination of this Agreement pursuant to Section 8.1.(e).

          Section 8.4 Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after approval of the Merger by the stockholders of Target but, after any such approval, no amendment shall be made that would have any of the effects specified in DGCL Section 251(d) without the approval of the stockholders of Target. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub on the one hand, and Target on the other hand, may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (c) waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

          Section 9.1 Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

          Section 9.2 Brokerage Fees and Commissions. No broker, finder or investment banker (other than DLJ, whose fees shall be paid by Target) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target; and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

          Section 9.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.3.(b) hereof, all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided that Parent may assign its rights and obligations under this Agreement to the Other Target at any time; so long as the assignee has at the time of assignment a net worth and available cash of no less than $2 million, as certified by the president of the Other Target.

          Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by nationally recognized overnight delivery service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Parent or Merger Sub:

            HalArt, LLC
            1520 Surria Court
            Bloomfield Hills, MI  48304

            Attention:  Arthur Hawkins


            with a copy to:

            John Rickel
            63 Kercheval, Suite 100

          Grosse Pointe Farms, MI  48236

if to Target:

          Trak Auto Corporation
          3300 75th Avenue
          Landover, MD  20785

          Attention:  Keith R. Green


with a copy to:

          David G. Pommerening
          O'Melveny & Myers
          555 13th Street, NW, Suite 500 West
          Washington, DC 20004-1109

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          Section 9.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises between the parties hereto out of this Agreement or any of the transactions contemplated by this Agreement, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction in any dispute between the parties hereto by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

          Section 9.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6.7.

          Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 9.10 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 9.12 Usage. All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include", "includes" and

"including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. " Writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof", "herein", "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date hereof" or words of like import shall mean March 11, 1999. References in an instrument to "Article", "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa..

          Section 9.13 Exhibits. Each exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although exhibits need not be attached to each copy of this Agreement. The mere inclusion of an item in an Exhibit as an exception to representation or warranty shall not be deemed an admission by Target that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on the Target Companies. Further, any fact or item which is clearly disclosed on any Exhibit to this Agreement in such a way as to make its relevance or applicability to information called for by another Exhibit or other Exhibits to this Agreement reasonably apparent shall be deemed to be disclosed on such other Exhibit or Exhibits, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

                                HalArt, L.L.C.

                                /s/ Alan E. Gauthier
                                --------------------
                                By:   Alan E. Gauthier

                                Its:  Chief Financial Officer



                                HalArt (Delaware), Inc.

                                /s/ Alan E. Gauthier
                                --------------------
                                By:   Alan E. Gauthier

                                Its:  Chief Financial Officer



                                Trak Auto Corporation

                                /s/ R. Keith Green
                                ------------------
                                By:   R. Keith Green

                                Its:  President